Exhibit 4.11

DEEP SEA MINERALS CORP.

(Formerly “Copperhead Resources Inc.”)

Revised Management’s Discussion and Analysis

For the Year ended December 31, 2025

(Expressed in Canadian Dollars)

Notice to Reader

The consolidated financial statements (the “Amended Consolidated Financial Statements”) of Deep Sea Minerals Corp. (formerly “Copperhead Resources Inc.”) for the years ended December 31, 2025 and 2024, are being refiled in connection with the Company’s U.S. registration requirements and have been audited in accordance with the standards of the Public Company Accounting Oversight Board (United States).

The Amended Consolidated Financial Statements have also been updated to give retroactive effect to the two-for-one share split completed on May 26, 2026, and the subsequent events disclosure has been updated through July 30, 2026. These amendments do not change the previously reported assets, liabilities, net loss or cash flows for the years ended December 31, 2025 and 2024.

The related Management’s Discussion and Analysis for the year ended December 31, 2025, which were filed on SEDAR+ on February 17, 2026, have been revised (the “Revised MD&A”) and is being refiled with the Amended Consolidated Financial Statements.

Each of the Amended Consolidated Financial Statements and Revised MD&A replaces and supersedes the respective previously filed original consolidated financial statements and related management’s discussion and analysis.

Deep Sea Minerals Corp.

(Formerly “Copperhead Resources Inc.”)

Revised Management’s Discussion and Analysis

For the Year ended December 31, 2025

Introduction

The following Management’s Discussion and Analysis (“MD&A”) was revised on July 30, 2026 and provides management’s view of the financial condition and the results of its operations of Deep Sea Minerals Corp. (formerly “Copperhead Resources Inc.”) (the “Company”, “Deep Sea”, “we”, “our” or “us”) as at and for the year ended December 31, 2025. This MD&A was written to comply with the requirements of National Instrument 51-102 – Continuous Disclosure Obligations and should be read in conjunction with the Company’s audited amended consolidated financial statements and related notes for the years ended December 31, 2025 and 2024 (the “2025 Financials”). Additional information can be obtained from the offices of the Company or is available as filed on the SEDAR+ website at www.sedarplus.ca.

The 2025 Financials and the financial information contained in this MD&A are prepared in accordance with IFRS Accounting Standards (“IFRS”) as issued by the International Accounting Standards Board. In preparing this MD&A, management has taken into account information available up to July 30, 2026, and all figures are expressed in Canadian Dollars (“$” or “CAD”) unless stated otherwise.

Corporate Overview

Deep Sea was incorporated on February 17, 2022 under the Business Corporations Act (British Columbia). As at December 31, 2025, the Company was a junior mining issuer engaged in the business of acquiring and exploring mineral resource properties, with a focus on critical minerals and precious metals. The Company’s registered office and records office is located at Suite 1500 – 1055 West Georgia Street, Vancouver, British Columbia, V6E 4N7, Canada. The Company’s head office and mailing address is located at Suite 1600 – 409 Granville Street, Vancouver, BC, V6C 1T2, Canada. The Company’s common shares are publicly traded on the Canadian Securities Exchange (the “CSE”) under the stock symbol “SEAS”, on the OTCQB Venture Market (the “OTCQB”) under the symbol “DSEAF”, and on the Frankfurt Stock Exchange under the symbol “X45”.

On January 26, 2026, the Company changed its name to Deep Sea Minerals Corp. to better reflect the nature of business, following a Change of Business (defined hereafter). The Company has now shifted its strategy to become a subsea mineral exploration and development company focused on evaluating opportunities to support the supply of minerals through the acquisition, exploration and development of deep-sea mineral assets. The recovery of the amounts comprising deep-sea mineral assets is dependent upon the confirmation of economically recoverable reserves, the ability of the Company to obtain necessary financing to successfully complete its exploration and development, and upon future profitable production.

On May 26, 2026 (the “Effective Date”), the Company received approval from the CSE and completed a split (the “Share Split”) of the common shares (each, a “Pre-Split Share”) in the capital of the Company on the basis of two (2) post-split common shares (each, a “Post-Split Share”) for each one (1) issued and outstanding Pre-Split Share. The Post-Split Shares commenced trading on the CSE on the Effective Date. As a result of the Share Split, all outstanding common shares, stock options, warrant information, and all equity-related disclosures presented in the 2025 Financials and this MD&A have been retroactively adjusted on this basis.

Corporate Developments

On March 4, 2025, the Company closed a non-brokered private placement (the “Private Placement”). The Company raised gross proceeds of $18,750 through the issuance of 500,000 common shares at a price of $0.0375 per share.

On May 2, 2025, the Company appointed Keith Li as Chief Financial Officer (“CFO”), following the resignation of Mike Dai.

On August 18, 2025, the Company entered into the Twilite Option Agreement (defined hereafter), pursuant to which the Company has the option to acquire a 100% ownership interest in 65 mineral claims located in Central Newfoundland and known as the Twilite Gold Project.

On September 25, 2025, the Company announced that Damian Lopez has resigned as a director and from his positions as President and Chief Executive Officer (“CEO”) of Copperhead. Kevin Zhou was appointed as interim CEO and President of Copperhead.

On September 29, 2025, the Company withdrew from the Option Agreement (defined hereafter) on the Red Line Project (defined hereafter), following an internal portfolio and capital allocation review by management.

Deep Sea Minerals Corp.

(Formerly “Copperhead Resources Inc.”)

Revised Management’s Discussion and Analysis

For the Year ended December 31, 2025

On October 27, 2025, the Company hosted its annual general meeting of shareholders (“AGM”), where Sasha Kaplun, Barry Greene and Matthew Larsen were all re-elected to serve as directors of Copperhead until the next AGM. The Company’s shareholders also approved the reappointment of Adam Sung Kim Ltd., as auditors of Copperhead.

On December 5, 2025, the Company appointed Denise Lok as CFO and director, following the resignation of Mr. Li. Ms. Lok is a Chartered Professional Accountant with extensive experience in corporate finance, financial reporting, and governance. She has spent over 15 years advising and managing financial operations for publicly traded companies across various sectors, including mining, technology, and industrial markets. Geoff Balderson was also appointed to the board of directors (the “Board”), following the resignations of Messrs. Kaplun and Larsen. Mr. Balderson has an extensive background in business and has worked in the capital markets for over 20 years. He currently acts as an officer and director of multiple TSX Venture and CSE listed companies.

On January 1, 2026, Ms. Lok was appointed as Corporate Secretary, as the Company also appointed James A. Deckelman as its new CEO, following the resignation of Mr. Zhou. Mr. Deckelman is an exploration and energy executive with over 25 years of international oil and gas experience in resource discovery, operations leadership, and corporate strategy. He has held executive and technical leadership roles with major global energy companies, including ConocoPhillips, BP and Talisman, where he contributed to the discovery and advancement of significant resource portfolios across the Americas, Africa and the Middle East. Mr. Deckelman holds a Master’s degree in Geology from Utah State University and a Bachelor of Arts degree in Geology from Miami University.

On January 26, 2026, the Company’s change of business to focus on subsea critical mineral exploration and development (the “Change of Business”) and the Name Change were approved by a majority of the Company’s shareholders by written consent. The Company also received final approval from the CSE for the Change of Business.

On February 6, 2026, the Company closed a non-brokered private placement by the issuance of 21,100,850 common shares in the capital of Deep Sea (the “Shares”) at $0.20 per Share for gross proceeds of $4,220,170 (the “Offering”). In connection with the Offering, the Company paid finder’s fees to eligible finders consisting of $95,620 in cash and 478,100 common share purchase warrants (each, a “Finder’s Warrant”). Each Finder’s Warrant is exercisable to acquire one Share at an exercise price of $0.20 for a period of 24 months from the date of issuance.

On February 11, 2026, the Company announced its graduation from the OTC Pink Market to the OTCQB, and its common shares commenced trading on the OTCQB under the symbol ”DSEAF”.

On February 24, 2026, the Company announced that it has entered into a marketing services agreement (the “Marketing Agreement”) with Capital Gain Media Inc. (“CGM”), for a period of four months commencing February 23, 2026, paying USD $400,000 to CGM as compensation.

On March 10, 2026, the Company provided a corporate update to certain disclosure in its CSE Form 2A – Listing Statement dated January 19, 2026, as a result of raising gross proceeds of over $4.2 million in the Offering. For more information, please refer to the press release dated March 10, 2026, which is available for review under our profile on SEDAR+ at www.sedarplus.ca.

On April 6, 2026, the Company announced the appointment of John Vonglis as a Strategic Advisor. Mr. Vonglis is an experienced government, military, defense, and business professional, having served leadership tenures across a variety of public and private sector offices. He serves also as Chairman of the Strategic Advisory Board and Executive Director of Global Government Affairs for NANO Nuclear Energy Inc., where he advises on growth, governance, and strategy at both the domestic and international levels. In his role as Strategic Advisor, Mr. Vonglis will work closely with the Company’s leadership to support strategic positioning, government and stakeholder engagement, and long-term corporate development as the Company advances its critical minerals initiatives.

On April 8, 2026, the Company announced the appointment of Steven Nguyen as its new CFO, Corporate Secretary and a director of the Company, following the resignation of Ms. Lok as a director and an officer of Deep Sea to pursue other opportunities.

On April 13, 2026, the Company announced the appointment of Dan McConnell as Vice President of Exploration. Mr. McConnell has over 25 years of deepwater marine geoscience experience, with a specialization in high-resolution geophysics applied to deepwater environments. Over the course of his distinguished career, he has served as a research and development advisor to the U.S. Department of Energy and is widely recognized as an expert in deepwater seafloor mapping and geological interpretation. He has extensive operational experience in deepwater vessel contracting and survey specifications, developed through senior roles with Fugro, and as a principal shareholder of AOA Geophysics, a specialized consultancy focused on electromagnetics and advanced seafloor mapping technologies.

Deep Sea Minerals Corp.

(Formerly “Copperhead Resources Inc.”)

Revised Management’s Discussion and Analysis

For the Year ended December 31, 2025

On April 15, 2026, the Company appointed Anthony Zelen to the Board. The Company also announced that Barry Greene has stepped down from the Board. Mr. Zelen is a seasoned entrepreneur with over 30 years of experience in the public markets, bringing extensive expertise in finance, investor relations, sales, and corporate development. He is the co-founder of Mindshare Communications Inc. and Senergy Communications Capital Inc., both of which specialized in investor and public relations, social media, and strategic marketing for publicly traded companies across a wide range of sectors, including technology, cannabis, pharmaceuticals, mining, and oil & gas.

On April 28, 2026, the Company shared certain key takeaways following its participation in the Deep Sea Mining Summit 2026, held April 22 – 23, 2026, in London, United Kingdom. The summit convened a diverse group of industry leaders, legal experts, and technology innovators, with speakers from organizations including Roland Berger, Impossible Metals, Vinson & Elkins, and Matrix Chambers, alongside research institutions such as SAMS and UCL. Mr. Deckelman was among the featured speakers, contributing to discussions on responsible seabed resource development and the evolving role of critical minerals in the global energy transition. For more information, please refer to the press release dated April 28, 2026, which is available for review under our profile on SEDAR+ at www.sedarplus.ca.

On May 11, 2026, the Company recapped its participation at the 2026 Offshore Technology Conference (“OTC”), held from May 4 to 7, 2026, at the NRG Center in Houston, Texas. The Company was represented at the conference by Messrs. Deckelman and McConnell at OTC 2026, which provided a valuable platform for Deep Sea Minerals to engage with regulators, service providers, technical advisors, and other key stakeholders across the marine minerals sector. One of the key themes at the conference was the continued growth of marine minerals as an increasingly visible component of the offshore technology landscape. Marine minerals panels and technical sessions attracted strong participation, highlighting the expanding role of offshore expertise in supporting future exploration, environmental assessment, subsea systems development, and responsible resource advancement.

On May 26, 2026, the Company received approval from the CSE, completed the Share Split and the Shares effectively began trading on a post-Share Split basis.

On May 29, 2026, the Company announced that it has filed a listing application with the Nasdaq Capital Market (the "Nasdaq") in connection with a planned uplisting of its common shares in the U.S. This strategic initiative is intended to support the Company's long-term capital markets strategy by increasing its visibility with U.S. institutional and retail investors, broadening its potential shareholder base, and enhancing trading liquidity over time. The Company believes that a U.S. exchange listing, if completed, would complement its existing listing on the CSE and position the Company to access deeper and more diversified capital markets as it continues to advance its development objectives. The proposed listing of the Company's common shares on the Nasdaq remains subject to satisfaction of Nasdaq’s initial listing requirements, receipt of all required regulatory approvals, and completion of customary listing processes. There can be no assurance that the Company's application will be approved or that a listing on the Nasdaq will be completed.

On June 4, 2026, the Company has amended and extended its Marketing Agreement with CGM, originally announced on February 24, 2026. CGM will continue to provide investor awareness, digital marketing, content development, and related communication services in support of the Company’s capital markets initiatives. The extension will continue for up to 90 days, or until the allocated marketing budget has been exhausted. The Company has paid an upfront marketing budget of USD $200,000, plus applicable taxes, for the extended term.

On June 8, 2026, the Company provided a strategic execution update today highlighting progress across its U.S. regulatory initiatives, international concession strategy, commercial engagement efforts, and capital markets objectives. For more information, please refer to the press release dated June 8, 2026, which is available for review under our profile on SEDAR+ at www.sedarplus.ca.

On June 25, 2026, the Company appointed Jeremy Perez as a new director. Mr. Perez will serve as Chair of the audit committee of the Board. Mr. Perez is a Chartered Professional Accountant with over 15 years of experience in public audit and assurance, bringing deep expertise in the capital markets and junior resource sectors to Deep Sea. He has worked at leading public accounting firms, including Deloitte and Crowe MacKay LLP, gaining experience across private and public companies, including entities listed on the NYSE, TSX Venture Exchange, the CSE and OTCBB, with a particular focus on the junior mining, clean technology, and technology, media and telecom sectors. Mr. Perez holds a Bachelor of Social Sciences with a major in Economics and a minor in Business from the University of Victoria.

Deep Sea Minerals Corp.

(Formerly “Copperhead Resources Inc.”)

Revised Management’s Discussion and Analysis

For the Year ended December 31, 2025

On July 9, 2026, the Company has entered into a second extension, of its Marketing Agreement with CGM. The second extension will continue for a period of up to 90 days from the date of the extension, or until the allocated marketing budget has been exhausted. The Company has paid an upfront marketing budget of USD $100,000, plus applicable taxes, for the second extended term.

Change of Business

The Company has historically operated with a focus on the acquisition and exploration of mineral properties in Canada. Its sole mineral property asset is its option to acquire a 100% interest in the option agreement dated August 18, 2025 with TRU Precious Metals Corp. (“TRU”) (the “Twilite Option Agreement”), pursuant to which the Company may acquire a 100% ownership interest in 65 mineral claims located in Central Newfoundland (the “Twilite Gold Project”). Management has determined to strategically focus the business of the Company on the subsea mineral exploration and development industry. Such strategic focus, together with the recent changes in the management team, to constitute a redeployment of assets and resources that constitutes a “Change of Business” under the policies of the CSE.

The subsea mineral exploration and development industry is a novel and evolving industry, and the achievement of commercialization is subject to numerous contingent factors. Several years can elapse from the time all applicable approvals are obtained and commercial operations are commenced, if ever. To the knowledge of the Company, no entity has achieved commercial operations in the subsea mineral exploration and development industry. Furthermore, neither traditional nor alternative subsea mineral collection technologies have demonstrated sustained commercial-scale operations, and advancement of such technologies remains subject to evolving regulatory frameworks, environmental assessment requirements, and stakeholder scrutiny. Achieving commercial operations, if ever achieved, will require significant time and capital expenditures and, similar to the mining exploration industry, most projects will not be successful.

The proposed seabed mineral business is in the claim acquisition, exploration and evaluation stage, which involves, among other things, identifying prospective geological settings, conducting desktop geological and geophysical analysis, reviewing historical oceanographic and mineral data, selecting target areas, engaging with relevant authorities to secure exploration or contract rights, and planning potential reconnaissance surveys and other non-intrusive data-gathering activities to validate the presence and characteristics of seabed mineralization. To date, the Company has undertaken a structured internal desktop assessment to identify priority jurisdictions for potential deep-sea mineral exploration and development, and has commenced early-stage engagement with select host governments in the Pacific Ocean region as part of this process. The Company has not yet secured any mineral rights and, the Company does not own and does not currently intend to own proprietary subsea mining technology or specialized marine assets.

The Company’s ongoing efforts to secure and advance underwater mining concessions come at a pivotal time when the U.S. government is emphasizing the importance of mineral independence to enhance national security. Deep sea minerals represent one of the largest untapped sources of critical minerals required for modern life and technology – supporting national defense, clean and resilient energy systems, advanced manufacturing, and next-generation batteries. As the world enters a period of heightened geopolitical competition and economic uncertainty, access to secure, scalable, and reliable mineral supply is becoming an increasingly important strategic priority.

On January 21, 2026, the U.S. Government announced that it is pressing ahead on efforts to encourage U.S. exploration of the deep sea by accelerating exploration licensing and commercial recovery permitting for U.S. underwater mining companies. The Trump Administration’s April, 2025 Executive Order directed the National Oceanic and Atmospheric Administration (“NOAA”) to expedite mining permits under the Deep Seabed Hard Minerals Resource Act of 1980 (“DSHMRA”) and to establish a process for issuing permits along the U.S. Outer Continental Shelf. The revisions establish a consolidated framework for the exploration license and commercial recovery permit application process, which is now in effect today. These changes align with the Company’s strategic priorities and should enable Deep Sea to expedite its path towards securing underwater mineral rights.

Additionally, on January 22, 2026, NOAA also announced that it will be conducting a +30,000 square nautical mile hydrographic survey of the waters off American Samoa. The survey is expected to begin in February 2026 and is part of the U.S. Department of Commerce's implementation of the U.S. Offshore Critical Minerals Mapping Plan as defined by President Trump’s Executive Order 14285: Unleashing America’s Offshore Critical Minerals and Resources.

On January 28, 2026, the Company welcomed the announcement that the NOAA will undertake a major deep-sea mapping and characterization initiative in federal waters offshore American Samoa. According to public reporting, the NOAA program will focus on high-resolution seabed mapping, geological characterization, and environmental baseline data collection across a substantial area of deep-ocean territory. The initiative forms part of a broader U.S. government effort to improve scientific understanding of domestic deep-sea mineral systems and to inform future policy, regulatory, and resource-planning decisions. The mapping effort is being advanced under the U.S. Department of Commerce’s offshore critical minerals agenda and follows recent Executive Branch actions emphasizing the strategic importance of securing long-term access to critical minerals necessary for national defense, advanced manufacturing, energy transition, and emerging technologies.

Deep Sea Minerals Corp.

(Formerly “Copperhead Resources Inc.”)

Revised Management’s Discussion and Analysis

For the Year ended December 31, 2025

On February 11, 2026, the Company announced that it is actively pursuing offshore critical minerals initiatives, including concession pathways within the Cook Islands Exclusive Economic Zone (“EEZ”) and U.S. permitting initiatives administered by the NOAA under the DSHMRA. The EEZ is one of the few jurisdictions with an established seabed mineral regulatory framework supported by decades of scientific assessment. The Company believes the Cook Islands’ relevance as a seabed minerals jurisdiction was further reinforced in February 2026, when the Cook Islands Government and the U.S. formalized a framework for cooperation on critical minerals research and supply chain security, reflecting increased alignment with U.S.-led critical minerals policy objectives. For more information, please refer to the press release dated February 11, 2026, which is available for review under our profile on SEDAR+ at www.sedarplus.ca.

On February 24, 2026, the Company announced that its application to the U.S. Defense Industrial Base Consortium (the “DIBC”) has been approved. The DIBC is managed by Advanced Technology International (“ATI”) on behalf of the U.S. Department of War (the “DoW”). The DIBC aims to expand and diversify the defense industrial base in the U.S., enable private-sector businesses to work in partnership with the U.S. Government, provide non-dilutive financing for key contractors, and provide the U.S. Government access to commercial solutions for defense requirements.

On March 3, 2026, the Company announced the initiation of engagement with the NOAA in connection with the Company’s intention to advance deep seabed mineral resource development under the applicable U.S. regulatory framework. The initiation of this process represents an important procedural step in our planned advancement through the U.S. jurisdictional process. The Company intends to proceed with the submission of a comprehensive application in accordance with NOAA’s regulatory requirements. Management believes that this is a clear demonstration of commitment to our operational plan, specifically to position the company in high quality critical mineral assets within the U.S. regulatory framework.

On March 20, 2026, the Company announced that it has submitted its bid in response to a solicitation from the DIBC to provide to the U.S. a reliable supply of critical minerals, focusing on Nickel (Ni), and a complementary commercialization plant. In February 2026, the DIBC issued a new request for project proposal (“RPP”) focused on strategic critical minerals. The DoW has prioritized identification of supply chain alternatives for defense-critical minerals used in the production of aircraft, missiles, semiconductors, and other defense technologies.

On March 23, 2026, the Company announced that it has submitted an application to the NOAA pursuant to the DSHMRA. The application, submitted through our U.S. subsidiary, American Deep Sea Minerals Corp., seeks an exploration license for polymetallic nodules in a defined area of the Clarion-Clipperton Zone in the Pacific Ocean. The submission includes technical, environmental, and operational information required under NOAA’s regulations, including baseline environmental data, proposed monitoring, and mitigation measures, and a description of planned exploration activities with associated expenditures. This submission represents an initial step in the regulatory process under DSHMRA, as the Company has structured the application to align with NOAA’s requirements and to outline a phased approach that includes environmental data collection and ongoing evaluation. The application outlined a staged program of activities, beginning with further data collection and environmental assessment to inform any future operations. Any exploration activities would be subject to applicable regulatory approvals and conditions. The NOAA will conduct a review of the application for completeness and compliance with applicable statutory and regulatory requirements. The review process includes opportunities for public comment and interagency consultation.

On April 8, 2026, the Company announced the establishment of a wholly-owned subsidiary in the Cook Islands as part of its ongoing evaluation of a potential application for exploration rights within the Cook Islands EEZ. The establishment of a local subsidiary is a procedural step aligned with the Company’s previously disclosed intention to pursue opportunities in the Cook Islands and is intended to support engagement with the Cook Islands Seabed Minerals Authority and other relevant stakeholders. The Cook Islands is among a limited number of jurisdictions that have developed a dedicated legislative and regulatory framework for seabed mineral activities. The Cook Islands Seabed Minerals Authority oversees licensing, environmental management, and stakeholder engagement processes associated with offshore mineral development. The country’s EEZ has been the subject of government-supported scientific programs focused on polymetallic nodules, which are known to contain nickel, cobalt, manganese, and copper, metals commonly associated with defense and other industrial applications. While offshore mineral development remains at an early stage globally, the Cook Islands has taken steps to establish environmental safeguards, as well as defined permitting processes and regulatory expectations. The Company views these as relevant in the context of evaluating potential project pathways.

Deep Sea Minerals Corp.

(Formerly “Copperhead Resources Inc.”)

Revised Management’s Discussion and Analysis

For the Year ended December 31, 2025

On June 1, 2026, the Company announced that the NOAA has determined that application submitted under the DSHMRA is in substantial compliance with applicable U.S. regulatory requirements. The determination represents an important milestone in the federal review process governing exploration and commercial recovery activities for polymetallic nodules in areas beyond national jurisdiction. The Company believes this milestone positions Deep Sea Minerals as one of only three publicly traded or public-market pathway companies to have received a NOAA substantial compliance determination under the DSHMRA regulatory process. NOAA’s determination of substantial compliance confirms that the Company’s application contains the information required to advance through the federal review process, representing a significant milestone in the Company’s strategy to participate in the emerging U.S. critical mineral supply chain. The determination does not constitute a decision regarding certification of the application or the issuance or transfer of any license or permit.

On July 6, 2026, the Company announced that it has entered into a Memorandum of Understanding (“MOU”) with Impossible Metals Inc. (“Impossible Metals”), a U.S.-based marine technology company developing autonomous underwater robotic systems for the selective collection of polymetallic nodules. The MOU establishes a framework for collaboration between Deep Sea and Impossible Metals with respect to the potential deployment and evaluation of Impossible Metals’ autonomous, riserless robotic collection technology within Deep Sea’s prospective exploration license areas, if and as such licenses are awarded. The contemplated areas of cooperation include technology deployment, test mining, environmental monitoring, pilot production planning, commercial-scale harvesting evaluation, and potential downstream supply chain opportunities.

Overall Performance

Selected annual financial information

Selected financial information, prepared in accordance with IFRS, for the Company’s three most recently completed fiscal years ended December 31 are summarized as follows:

	2025	2024	2023
	$	$	$
Total operating expenses	(215,127)	(122,369)	(344,092)
Net loss	(314,169)	(114,820)	(332,508)
Net loss per share – basic [1]	(0.01)	(0.00)	(0.03)
Cash and cash equivalents	99,735	210,190	257,847
Total assets	104,584	291,316	331,383
Total liabilities	151,596	141,909	67,156
Working capital (deficiency)	(47,012)	96,907	211,727

Selected quarterly financial information

The Company’s selected financial information for the eight most recently completed quarters as follows:

	Q4 2025	Q3 2025	Q2 2025	Q1 2025
	$	$	$	$
Revenue	-	-	-	-
Net loss	(178,815)	(89,464)	(18,097)	(27,793)
Loss per share – basic and diluted [1]	(0.01)	(0.00)	(0.00)	(0.00)
Total assets	104,584	181,514	307,558	322,234
Working capital (deficiency)	(47,012)	106,803	143,267	161,364

[1]	Adjusted to reflect the 2 for 1 Share Split completed on May 26, 2026

Deep Sea Minerals Corp.

(Formerly “Copperhead Resources Inc.”)

Revised Management’s Discussion and Analysis

For the Year ended December 31, 2025

	Q4 2024	Q3 2024	Q2 2024	Q1 2024
	$	$	$	$
Revenue	-	-	-	-
Net loss	(25,676)	(44,808)	(24,446)	(19,890)
Loss per share – basic and diluted [1]	(0.00)	(0.00)	(0.00)	(0.00)
Total assets	291,316	295,876	311,091	321,507
Working capital	96,907	122,583	167,391	191,837

Results of Operations

As the Company has no revenue producing properties, it continues to incur operating losses. The net loss and comprehensive loss for the years ended December 31, 2025 and 2024 are summarized below:

	2025	2024
	$	$
Professional and consulting fees	131,617	83,116
Listing and filing fees	74,398	30,676
Travel, meals and entertainment	9,578	-
Office and general	5,127	605
Exploration and evaluation expenditures (recoveries)	(5,593)	7,972
Write-down of mineral property interests	103,000	-
Finance income	(5,433)	(7,558)
Foreign exchange loss	1,475	9
Net Loss and Comprehensive Loss	(314,169)	(114,820)

During the year ended December 31, 2025, the Company recorded a net loss and comprehensive loss of $314,169 (net loss of $0.01 per share), as compared to a net loss and comprehensive loss of $114,820 (net loss of $0.00 per share) in the prior year.

The change in net loss is primarily due to general increases in professional and consulting fees, listing and filing fees, travel and meals and entertainment expenses, and office expenses, as the scope of operations had expanded in the current year. In addition, write-down of $78,000 and $25,000 had been recorded on the mineral property interests balance of the Red Line Project and the Twilite Gold Project, respectively.

The increase in net loss was partially offset by a reduction of E&E expenditures due to certain mining exploration tax credits received during the periods in question, for a E&E recovery of $5,593 (2024 – E&E expenditures of $7,972). During the year ended December 31, 2025, the Company’s E&E expenditures were incurred on the Red Line Project, which were netted against certain exploration tax credits received of, for a net E&E recovery recorded of $5,593 (2024 – expenditures of $7,972). No E&E expenditures were incurred on the Twilite Gold Project.

The Company also recorded finance income of $5,433 (2024 – $7,558) in the form of interest earned on its cash and cash equivalents position.

Cash flows

Net cash used in operating activities during the year ended December 31, 2025 was $104,205, as compared to net cash used in operating activities of $47,657 in the prior year. The increase is primarily due to the settlement of certain amounts payable recorded during the period.

In terms of financing activities, the Company raised funds of $18,750 from closing of the Private Placement. In the prior year, the Company did not participate in any financing activities.

As for investing activities, the Company paid a cash payment of $25,000 upon execution of the Twilite Option Agreement during the year ended December 31, 2025 (2024 – $nil).

Deep Sea Minerals Corp.

(Formerly “Copperhead Resources Inc.”)

Revised Management’s Discussion and Analysis

For the Year ended December 31, 2025

Liquidity and Capital Resources

As at December 31, 2025, the Company had cash and cash equivalents of $99,735 (December 31, 2024 – $210,190) and a working capital deficiency of $47,012 (December 31, 2024 – working capital of $96,907). The Company has enough working capital on hand to pay all commitments but anticipates requiring additional financing to pay for capital expenditures, exploration and administrative costs required to move the business forward. The Company has operating losses and negative cash flows from operations. The Company will remain reliant on capital markets for future funding to meet its ongoing obligations.

Related Party Transactions

In accordance with IAS 24 – Related Party Disclosures, key management personnel, including companies controlled by them, are those persons having authority and responsibility for planning, directing, and controlling the activities of the Company directly or indirectly, including any directors (executive and non-executive) of the Company. All related party transactions are incurred in the normal course of operations and have been measured at the agreed amount, which is the amount of consideration established and agreed to by the related parties.

During the year ended December 31, 2025, a company in which a former director of the Company is also a director and shareholder, charged professional fees of $14,000 (2024 – $42,000) for services provided to the Company, which are included in professional and consulting fees. As at December 31, 2025, an amount of $7,617 (December 31, 2024 – $75,145) included in amounts due to related parties is due to the former director and his company. The amount outstanding is unsecured, non-interest bearing and due on demand.

During the year ended December 31, 2025, a company in which the CFO is an owner, charged professional fees of $3,250 (2024 – $nil) for services provided to the Company, which are included in professional and consulting fees. As at December 31, 2025, an amount of $3,413 (December 31, 2024 – $nil) included in amounts due to related parties is due to the CFO and her company. The amount outstanding is unsecured, non-interest bearing and due on demand.

During the year ended December 31, 2025, a company in which a former CFO is a principal, charged professional fees of $7,968 (2024 – $nil) for services provided to the Company, which are included in professional and consulting fees. As at December 31, 2025, an amount of $1,065 (December 31, 2024 – $nil) included in accounts payable and accrued liabilities is due to the former CFO and his company. The amount outstanding is unsecured, non-interest bearing and due on demand.

During the year ended December 31, 2025, certain officers and directors of the Company were paid a cash bonus in the aggregate amount of $8,500 (2024 – $nil), which is included in professional and consulting fees

During the year ended December 31, 2025, certain former officers and directors of the Company voluntarily forfeited an aggregate of 1,200,000 stock options upon resignations. An amount of $47,907, representing the grant date fair value of these options, was transferred to accumulated deficit upon the forfeiture.

Red Line Project

On April 6, 2022 (the “Commencement Date”), the Company entered into an option agreement (the “Option Agreement”) with Romios Gold Resources Inc (“Romios”), pursuant to which the Company has the option to acquire 75% of Romios’ interest in a group of properties located in Northwest British Columbia, collectively referred to as the Red Line Project (the “Red Line Project”).

On January 10, 2025, the Company entered into an amendment (the "Amendment") to the Option Agreement with Romios. As consideration for entering into the Amendment, the Company issued 600,000 common shares (the “Common Shares”) to Romios on January 20, 2025. The Amendment revised certain option exercise requirements, including the total exploration expenditure commitment, the timing of the remaining exploration expenditures, the timing of the remaining share and cash payments, and certain mineral claim maintenance obligations.

Pursuant to the Option Agreement, as amended, the Company can exercise the option to acquire 75% of the Red Line Project by:

i)	Incurring exploration expenditures of:

o	$75,000 within 12 months of the Commencement Date (Met);

o	$100,000 within 24 months of the Commencement Date (Met);

o	$100,000 on or before September 30, 2025; and

o	$100,000 on or before September 30, 2026.

Deep Sea Minerals Corp.

(Formerly “Copperhead Resources Inc.”)

Revised Management’s Discussion and Analysis

For the Year ended December 31, 2025

ii)	Issuing:

o	2,000,000 Common Shares to Romios within 5 days of the Commencement Date (Issued on April 6, 2022);

o	1,000,000 Common Shares to Romios on or before June 30, 2026;

iii)	Making a cash payment of $75,000 on or before June 30, 2026; and

iv)	Enter into a joint venture with Romios to collectively operate the Red Line Project, whereby the Company’s initial interest in the joint venture shall be 75% and Romios’s initial interest shall be 25%.

On September 29, 2025, the Company withdrew from the Option Agreement on the Red Line Project. The decision follows an internal portfolio and capital allocation review by management. As the Company does not foresee any further exploration activities on the Red Line Project, an impairment of $78,000 was recorded to write down the recoverable value of the Red Line Project to $nil. As at December 31, 2025, the Company did not have any further obligations pursuant to any option payment requirements

Twilite Gold Project

On August 18, 2025, the Company entered into the Twilite Option Agreement with TRU, pursuant to which the Company has the option to acquire a 100% ownership interest in 65 mineral claims located in Central Newfoundland and known as the Twilite Gold Project.

Pursuant to the Twilite Option Agreement, the Company can exercise the option to acquire a 100% interest of the Twilite Gold Project by:

i)	Paying $25,000 in cash on August 18, 2025 (paid);

ii)	On or before August 18, 2027, incurring exploration expenditures of $75,000 plus applicable tax; &

iii)	On or before August 18, 2027, paying an additional $200,000 in cash to TRU; and issuing such number of common shares to TRU as is equal in value to $300,000, at a deemed price per Common Share equal to the closing price of the common shares on the CSE on the day immediately prior to the share issuance.

Upon exercise of the Twilite Option Agreement, the Company will grant TRU a 2.0% net smelter returns royalty from any future mineral production at the Twilite Gold Project.

As at December 31, 2025, management has determined to strategically focus the business, which represents a redeployment of assets and resources that constitutes a “Change of Business” under the policies of the CSE. As the Company intends to dispose of its interest in the Twilite Option Agreement, an impairment of $25,000 was recorded to write down the recoverable value of the Twilite Gold Project to $nil. If the Company does not satisfy the option exercise requirements within the required time periods, the Twilite Option Agreement may be terminated, and the Company will not acquire any interest in the Twilite Gold Project.

Mineral property interests activities during the years ended December 31, 2025 and 2024 were as follows:

	Red Line Project	Twilite Gold Project	Total
	$	$	$
Balance, December 31, 2023 and 2024	52,500	-	52,500
Consideration for entering into Amendment	25,500	-	25,500
Cash payment on execution of Option Agreement	-	25,000	25,000
Less: Impairment	(78,000)	(25,000)	(103,000)
Balance, December 31, 2025	-	-	-

Deep Sea Minerals Corp.

(Formerly “Copperhead Resources Inc.”)

Revised Management’s Discussion and Analysis

For the Year ended December 31, 2025

Financial Instruments and Risk Management

The Company is exposed to various risks as it relates to financial instruments. Management, in conjunction with the Board, mitigates these risks by assessing, monitoring, and approving the Company’s risk management process. There have not been any changes in the nature of these risks or the process of managing these risks from the previous reporting periods.

Credit risk

Credit risk is the risk of loss associated with a counterparty’s inability to fulfill its payment obligations. The Company’s cash and cash equivalents are held with a reputable Canadian chartered bank, which are closely monitored by management. The Company does not have any asset-backed commercial paper. The Company maintains cash deposits with Schedule A financial institution, which from time to time may exceed federally insured limits. The Company has not experienced any significant credit losses and believes it is not exposed to any significant credit risk.

Liquidity risk

Liquidity risk arises through the excess of financial obligations over available financial assets due at any point in time. The Company manages liquidity risk by ensuring that it has sufficient cash and other financial resources available to meet its needs. The Company generates cash flow primarily from its financing activities. The Company endeavors to have sufficient cash on demand to meet expected operational expenses, including the servicing of financial obligations; this excludes the potential impact of extreme circumstances that cannot be reasonably predicted.

As at December 31, 2025, the Company had a cash and cash equivalents balance of $99,735 (December 31, 2024 – $210,190) to settle current liabilities of $151,596 (December 31, 2024 – $141,909). The Company manages liquidity risk by maintaining adequate cash reserves and by continuously monitoring forecasts and actual cash flows for a rolling period of 12 months to identify financial requirements. Where insufficient liquidity may exist, the Company may pursue various debt and equity instruments for short or long-term financing.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flow of a financial instrument will fluctuate because of changes in market interest rates. Financial assets and liabilities with variable interest rates expose the Company to cash flow interest rate risk. The Company does not have any financial liabilities with variable interest rates. The Company does maintain bank accounts which earn interest at variable rates, but it does not believe it is currently subject to any significant interest rate risk.

Price risk

The ability of the Company to explore its mineral assets and the future profitability of the Company are directly related to the market price of precious metals. Management monitors precious metals prices to determine the appropriate course of action to be taken by the Company.

Foreign exchange risk

The Company's functional currency is the CAD, and major purchases are transacted in CAD. Management believes the foreign exchange risk derived from currency conversions is negligible. The foreign exchange risk is therefore manageable and not significant. The Company does not currently use any derivative instruments to reduce its exposure to fluctuations in foreign exchange rates.

Capital management

The Company defines its capital as shareholders’ equity. The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to support the acquisition and exploration and development of deep sea mineral assets. The Board does not establish quantitative return on capital criteria for management but rather relies on the expertise of the Company’s management to sustain future development of the business. The properties in which the Company currently has an interest are in the exploration stage. As such, the Company has historically relied on the equity markets to fund its activities.

In addition, the Company is dependent upon external financing to fund activities. In order to carry out planned exploration and pay for administrative costs, the Company will need to raise additional funds. The Company will continue to assess new properties and seek to acquire an interest in additional properties if it feels there is sufficient geological or economic potential and if it has adequate financial resources to do so. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.

There have been no changes in the Company’s approach to capital management since the end of the last reporting period.

Deep Sea Minerals Corp.

(Formerly “Copperhead Resources Inc.”)

Revised Management’s Discussion and Analysis

For the Year ended December 31, 2025

Fair value hierarchy

Fair value estimates of financial instruments are made at a specific point in time based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values. The Company’s financial instruments consist of cash and cash equivalents, other receivables, accounts payable and amounts due to related parties. The fair value of these financial instruments approximates their carrying value due to their short-term nature.

The Company classifies financial instruments recognized at fair value in accordance with a fair value hierarchy that includes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy are described below:

●	Level 1 - valuation based on quoted prices (unadjusted) in active markets for identical assets or liabilities;

●	Level 2 - valuation techniques based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices); and

●	Level 3 - valuation techniques using inputs for the asset or liability that are not based on observable market data (unobservable inputs).

As at December 31, 2025 and 2024, the Company did not have any financial instruments carried at fair value.

Significant Accounting Judgments and Estimates

The preparation of the Company’s consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, revenue, and expenses. These are described in greater detail in Note 2(e) to the 2025 Financials.

Summary of Material Accounting Policies

The material accounting policies used by the Company are described in greater detail in Note 3 to the 2025 Financials.

Segment Information

As at December 31, 2025, the Company operates in one reportable operating segment, being the acquisition and exploration of mineral properties in Canada. As the operations comprise a single reporting segment, the amounts disclosed also represent segment amounts. Following the Change of Business in January 2026, the Company will operate in a new reportable operating segment, being the acquisition and exploration in the deep-sea minerals sector.

Off-Balance Sheet Arrangements

As at December 31, 2025 and the date of this MD&A, the Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the results of operations or financial condition of the Company.

Subsequent Events

Loan Agreement

On January 16, 2026, the Company entered into a loan agreement (the “Loan Agreement”) with an arm’s length lender (the “Lender”). Pursuant to the Loan Agreement, the Company can obtain an unsecured loan of $50,000 (the “Loan”) from the Lender, which does not bear any interest from the date of advance to April 16, 2027 (the “Maturity Date”). The Company may repay the Loan on or before the Maturity Date but, if any portion of the Loan remains outstanding following the Maturity Date, the Loan will bear an interest of 5% per annum, accrued monthly, starting on the Maturity Date, until the Loan is paid in full to the Lender. As of the date hereof, the Company has not drawn on the loan.

Change of Business

On January 26, 2026, the Company’s common shares began trading on the CSE under the new stock symbol “SEAS” and the Company changed its name to Deep Sea Minerals Corp. to better reflect the nature of business, which is the acquisition, exploration and development of deep-sea mineral assets.

Deep Sea Minerals Corp.

(Formerly “Copperhead Resources Inc.”)

Revised Management’s Discussion and Analysis

For the Year ended December 31, 2025

Private Placement

On February 6, 2026, the Company closed the Offering by the issuance of 21,100,850 Shares at $0.20 per Share for gross proceeds of $4,220,170. In connection with the Offering, the Company paid finder’s fees to eligible finders consisting of $95,620 in cash and 478,100 Finder’s Warrants. Each Finder’s Warrant is exercisable to acquire one Share at an exercise price of $0.20 for a period of 24 months from the date of issuance.

Grant and cancellation of stock options

On January 1, 2026, 50,000 stock options were forfeited by a former officer of the Company.

On February 10, 2026, the Company granted 1,150,000 stock options to certain directors, officers, and consultants. The options are exercisable at a price of $0.495 per common share for a period of five years, with vesting over periods ranging from three months to 21 months.

On April 2, 2026, the Company granted 150,000 options to a consultant. The options are exercisable at $0.60 per common share for a period of five years, with vesting over a period of six months to 16 months.

On April 8, 2026, the former CFO of the Company resigned and voluntarily forfeited 200,000 of the 300,000 previously granted to them on February 10, 2026.

On April 15, 2026, 300,000 stock options were forfeited by a former director of the Company.

Grant of RSUs

On April 2, 2026, the Company granted 400,000 performance-based restricted share units (each, a “RSU”) to an officer. The specific performance criteria will be determined by the Board at a later date but are expected to include the following:

●	Securing concession for deep sea exploration;

●	Securing tech partnerships for harvesting tech; and

●	Securing US government support/funding.

On April 15, 2026, the Company granted 200,000 RSUs to a director. The RSUs vest over a period of one year with 25% vesting every three months subsequent to the grant date.

On June 15, 2026, the Company granted 125,000 RSUs to an officer, which vest immediately upon grant.

Exercise of Finder’s Warrants

Subsequent to December 31, 2025, 101,776 Finder’s Warrants were exercised for total cash proceeds of $20,355.

2 for 1 Share Split

On May 26, 2026, the Company received approval from the CSE, completed the Share Split and the Shares effectively began trading on a post-Share Split basis.

Subsidiary’s name change

On April 9, 2026, the Company’s Texas-based subsidiary, American Ocean Minerals Corp. changed its name to American Deep Sea Minerals Corp.

Service agreements

Subsequent to December 31, 2025, the Company entered into certain investor awareness, marketing, digital media, public relations, strategic communications and trading liquidity support service agreements in connection with its capital markets strategy. These agreements are intended to support the Company’s investor awareness, digital marketing, public relations, strategic communications and trading liquidity initiatives. The agreements have terms ranging from approximately four months to 12 months and provide for cash compensation consisting of upfront and/or monthly payments. The aggregate contractual cash commitment under these agreements is approximately $1.15 million. No equity compensation was issued or is issuable under these agreements.

Deep Sea Minerals Corp.

(Formerly “Copperhead Resources Inc.”)

Revised Management’s Discussion and Analysis

For the Year ended December 31, 2025

Outstanding Share Data

As at the date of this MD&A, the Company’s share capital structure is as follows:

Equity Type	Total Number Outstanding [1]
Common Shares	47,910,026
Restricted share units	725,000
Options	1,100,000
Finder’s Warrants	376,324
Fully diluted share capital	50,111,350

(1)	Adjusted to reflect the 2 for 1 Share Split completed on May 26, 2026.

Risk Factors

The following are certain factors relating to the Company’s business, which prospective investors should carefully consider before deciding whether to purchase Common Shares. The following information is a summary of certain risk factors and uncertainties that the Company may face following the Change of Business. Additional risk and uncertainties not presently known to the Company, or that the Company currently deems immaterial, may also impair its operations. If any such risks actually occur, the business, financial condition, liquidity and results of our operations could be materially adversely affected.

Our business entails substantial risk

An investment in the Company is highly speculative and involves a significant degree of risk. Marine mineral exploration projects inherently carry uncertainties regarding the quality and quantity of mineral resources, their economic viability, the prices that may be realized from the sale of deposits or extracted ore, the ability to secure required operational permits, environmental and safety considerations, the effectiveness of extraction and processing technologies, the distribution of any resulting products, and the availability of financing for necessary equipment and infrastructure. For future projects where the Company may hold only a minority interest in the entity that owns the mining rights, additional risks may arise related to that entity’s ability to advance the project.

Subsea development and operations involve inherent risks

To the knowledge of the Company, no entity has achieved commercial operations in the subsea mineral exploration and development industry. Marine mining operations inherently involve significant risks. The financing, exploration, development, and extraction activities associated with our future subsea assets will be subject to numerous macroeconomic, legal, and social factors, including commodity price volatility, evolving laws and regulations, political conditions, currency fluctuations, the availability and retention of skilled personnel, access to appropriate machinery and equipment, and the availability of necessary services within the jurisdictions in which we operate. Adverse changes in any of these factors could negatively impact our proposed business and operations. Substantial expenditures are often required to identify and define mineral reserves and resources, develop extraction processes, and construct mining and processing facilities, and these activities rely on adequate infrastructure that may be disrupted by extreme weather events, operational sabotage, government action, or other interferences. There is no guarantee that our exploration or development programs will lead to economically viable mining operations, as commercial viability depends on numerous factors, including deposit characteristics, mineral price fluctuations, and government policies relating to taxation, royalties, import and export requirements, and environmental protection. These factors are unpredictable and may result in returns that do not justify the capital invested. Further, exploration efforts may not result in discoveries or production of minerals in commercial quantities, and even once in production, mineral reserves are finite, with no assurance that additional reserves can be identified to replace those that become depleted.

We have no operating history in an evolving industry, which makes it difficult to forecast our revenue, plan our expenses and evaluate our business and future prospects

We have no operating history in the rapidly evolving subsea mining industry, which may not develop in a manner favourable to our proposed business. As a result of our lack of operating history and ongoing changes in our new and evolving industry, our ability to forecast our future results of operations and plan for and model future growth is limited and subject to a number of uncertainties. We expect to encounter risks and uncertainties frequently experienced by companies in evolving industries, such as the risks and uncertainties described herein. Accordingly, we may be unable to prepare accurate internal financial forecasts or replace revenue, if any, that we do not receive as a result of delays arising from these factors, and our results of operations in future reporting periods may be below the expectations of investors or analysts. If we do not address these risks successfully, our results of operations could differ materially from our estimates and forecasts or the expectations of investors or analysts, causing our business to suffer.

Deep Sea Minerals Corp.

(Formerly “Copperhead Resources Inc.”)

Revised Management’s Discussion and Analysis

For the Year ended December 31, 2025

We may not succeed in raising the capital required to support our future operations and capital expenditures and there is uncertainty regarding the Company’s ability to continue as a going concern

Our ability to generate cash inflows in the future will depend on our ability to monetize mineral rights. However, we cannot assure that these activities will produce any cash or sufficient cash to meet our future operational and financial needs. If future cash inflows, if any, fall short of our requirements, we will need to obtain additional capital through external financing. While we have successfully raised funds in the past, there is no guarantee that we will be able to secure such financing in the future on terms that are satisfactory to the Company or at all. These conditions indicate the existence of material uncertainties that may cast significant doubt about the Company’s ability to continue as a going concern.

We will be subject to extensive regulations that influence our operations and may be unable to secure permits for subsea exploration or extraction operations

We may not succeed in obtaining the contracts, permits, licenses or other approvals required to carry out subsea exploration and extraction activities. Furthermore, permits that are granted may later be revoked or not recognized by the issuing authorities. The International Seabed Authority (the “ISA”) or applicable governments may also introduce new requirements that could delay the commencement of operations.

Our proposed future operations, including exploration, development activities, and any potential transition to production, may require permits or other approvals from the ISA or applicable governmental authorities and may be subject to extensive laws and regulations governing subsea exploration, subsea extraction, exports, taxation, labor standards, occupational health, waste management, hazardous materials, environmental protection, and related matters. Companies engaged in subsea mineral exploration and extraction frequently experience increased costs and delays due to the need to comply with regulatory requirements and licensing or permitting processes, and we cannot predict whether all licenses or permits required for subsea exploration and extraction operations will be obtainable on reasonable terms, or at all. The terms and conditions attached to such licenses and permits may also change over time, and there is no guarantee that future applications will be approved or that existing terms will remain commercially reasonable. Any delay in obtaining required permits, failure to secure them, or failure to comply with their conditions could materially and adversely affect our future operations.

The costs of satisfying all applicable regulatory requirements may be substantial and could delay planned activities. Failure to comply with applicable laws, regulations, or license or permit conditions may result in enforcement actions, including orders to curtail or cease operations, and may require corrective measures involving significant capital expenditures or remedial actions. Subsea mining activities may also expose us to civil liabilities or penalties for regulatory violations. Moreover, changes to existing laws, regulations, or permit requirements, or stricter enforcement of current rules, could materially and adversely affect our operations by increasing capital or operating costs, reducing production levels at any future producing properties, or requiring delays, modifications, or abandonment of planned development initiatives.

We may also be required to contribute to infrastructure costs associated with developing our properties and must adhere to permit conditions and evolving laws and regulations that may govern operational procedures, waste management, spill response, environmental assessments, and financial assurances. Compliance with these conditions and the subsea mining industry’s evolving laws and regulations cannot be guaranteed, and non-compliance may result in the loss of certain permits or licenses, negatively impacting our business. Additionally, future changes to taxation are uncertain, and although planning is undertaken based on current laws and reasonable expectations of potential changes, there is no assurance that such planning will effectively mitigate adverse tax consequences.

We may be unable to obtain or validate rights to the resources or items we recover in the future

We may identify seabed mineral deposits with commercial potential but may be unable to obtain legal title to those deposits or secure the governmental permits required for commercial extraction. Some deposits may lie within regulated waters where government policies or legal frameworks can change unexpectedly, which could negatively affect our ability to operate in those areas.

Deep Sea Minerals Corp.

(Formerly “Copperhead Resources Inc.”)

Revised Management’s Discussion and Analysis

For the Year ended December 31, 2025

We may continue to experience significant losses from operations

For the years ended December 31, 2025 and 2024, our net loss was $314,169 and $114,820, respectively. Even if we achieve operating income in future periods following the Change of Business, changes in our industry, customer base, business operations, cost structure, or unforeseen events, such as major litigation or significant transactions, could result in renewed operating losses. We may not achieve sustained profitability, or profitability in any given quarter. The audit report on our consolidated financial statements includes an explanatory paragraph noting that our history of operating losses and the need for additional capital to support operations and capital expenditures raise substantial doubt about our ability to continue as a going concern.

Legal, political, or civil issues may affect our marine operations

Legal, political, or civil developments in jurisdictions around the world may restrict access to our intended marine operating areas or otherwise interfere with our intended activities or future rights to seabed mineral deposits. In many countries, legislation governing ocean exploration remains unclear or uncertain. Consequently, when conducting projects in the future, we may experience unanticipated delays, requests, or outcomes as we work with local authorities to secure necessary permits and assert claims over seafloor assets. Government authorities may also seize or detain our vessels, equipment, personnel, or cargo. Additionally, interactions may involve multiple governmental units, and turnover among government representatives can lead to unexpected changes or new interpretations of contracts and applicable laws.

Non-governmental organizations (“NGOs”) opposed to seafloor mineral extraction may also seek to disrupt our operations. Such groups may engage in public campaigns or spread misinformation intended to harm our reputation or that of our projects. These activities can result in project delays and may require the Company to incur additional costs to address, mitigate, or counteract NGO interference.

Our future operations may be affected by natural hazards and seasonality

Underwater exploration and extraction activities are inherently challenging and hazardous, and they may be delayed or disrupted by weather, sea conditions, or other natural events. These operations can often be conducted more safely during certain seasons, but we cannot assure that we – or our future contractors – will always be able to perform exploration, sampling, or extraction during optimal periods. Although sea conditions in a given area may be generally predictable, unexpected shifts can occur and adversely impact operations. Natural hazards may also prevent or significantly delay project activities. Seabed mineral extraction work is particularly vulnerable to interruptions caused by storms affecting either the extraction site or delivery ports. Furthermore, if the Company’s future subsea mining assets are limited to areas that are contemporaneously affected by the same weather, sea conditions or other natural events, the Company’s proposed business may be seasonal. These risks will be incorporated into our project planning.

Some of our future equipment or assets could be seized or we may be forced to sell certain assets

Although the Company does not own and does not currently intend to own, develop, or acquire any proprietary seabed mineral exploration or extraction technology, the Company may acquire equipment or assets in the future, and pledge certain assets as collateral to secure debt financing. In addition, some suppliers may have the right to seize specific assets if we fail to make timely payments for services, supplies, or equipment provided. If we are unable to meet these obligations, a lender or supplier could seize or compel the sale of the pledged assets. The loss of such assets in the future could adversely affect our operations. Additionally, any forced sale may occur under circumstances that do not yield optimal value, resulting in proceeds that are lower than the asset’s potential market value.

Technological obsolescence of marine assets or the failure of critical equipment could increase our capital needs or impair our operational capabilities

The Company does not own and does not currently intend to own, develop, or acquire any proprietary seabed mineral exploration or extraction technology, and expects to rely entirely on third-party contractors for access to required technologies and operational capabilities. We intend to engage contractors who utilize advanced technologies, such as sonar systems, magnetometers, remotely operated vehicles, vessels, and other sophisticated tools, to conduct seabed mineral exploration. Although we intend to ensure our contractors maintain backups for key equipment and components, failures may still occur and could require us to delay or suspend operations. In addition, ongoing technological advancements may result in newer equipment offering greater efficiency than the assets of our contractors may utilize in the future. Adopting such improved technologies may require us to engage different contractors, replace existing service providers or negotiate new commercial terms, which could increase the costs of engaging contractors. The Company does not possess proprietary polymetallic-nodule-collection technology, seabed lift systems, or commercial-scale extraction equipment. If the Company’s future contractors adopt newer systems, experience failures, or fail to provide access on reasonable terms, the Company may face increased costs, reduced competitiveness, or delays to project development.

Deep Sea Minerals Corp.

(Formerly “Copperhead Resources Inc.”)

Revised Management’s Discussion and Analysis

For the Year ended December 31, 2025

We will rely on key personnel and face competition in attracting and retaining qualified employees and contractors

Employees and contractors that we intend to engage in the future will be essential to our success, and some of our current management and specialized personnel, including our chief executive officer, would be difficult to replace. Some of these individuals are not currently bound by contracts. If we are unable to retain highly qualified personnel in the future, our proposed business could be adversely affected.

We will rely on consultants and contractors to provide expertise and services in certain technical areas, who may not be available when we need them and there could be risks associated with retaining them if they are available

In the future, we expect our technical consultants and contractors will provide critical expertise and services that supplements and enhances the work of our employees, and we expect that many of these specialists would be difficult to replace. We may face challenges in securing highly qualified consultants or vendors in the future, and engagements with key third parties may involve contractual risks. Any such difficulties could adversely affect our business. Because the Company does not expect to maintain its own vessels, survey teams, environmental science staff, or subsea engineering personnel, the Company expects to be highly dependent on third-party contractors for critical operational functions. Delays, resource conflicts, cost increases, or performance failures by third-party providers may directly impact future project costs and schedules.

We will be exposed to risks associated with foreign operations

The Company intends to engage contractors to conduct mineral exploration activities primarily outside of Canadian jurisdiction, including in international waters governed by international maritime conventions (i.e. the Area) and within the Exclusive Economic Zones of foreign coastal states. The Company expects that it will initially focus on the Pacific region, subject to applicable regulatory frameworks. Exploration activities conducted outside of Canada are subject to the licensing, permitting, regulatory approval, and reporting requirements of the relevant foreign authorities or international bodies, as applicable.

The Company expects to rely on offshore contractors, vessel operators, and technical consultants located outside of Canada to carry out its exploration activities. Accordingly, the operations to be conducted by contractors will be dependent on obtaining and maintaining required licenses, permits, or contractual rights, and on complying with ongoing technical, environmental, and operational reporting obligations imposed by foreign governments or international regulators.

These foreign operations may expose the Company to regulatory, political, operational, and compliance risks, including political and civil unrest, arbitrary or sudden changes to laws, an increased likelihood that laws will not be enforced and judgments will not be upheld, corruption, bribery, economic uncertainty, labour disputes, limitations on repatriation of future earnings, limitations on foreign ownership, government participation, expropriation or nationalization of assets, royalties, duties, currency fluctuations, rates of inflation, audit controls, changes in laws, permitting processes, reporting requirements, or enforcement practices, which could affect the timing, scope, or viability of its exploration programs. Additionally, the Company’s representatives may need to familiarize themselves with and address the laws, requirements and roles of governments, local business culture and practices, and any differences in language, banking systems and controls in and between any future jurisdictions in which the Company operates. While the Company has not identified any material foreign regulatory, political, or operational risks as of the date hereof beyond those disclosed elsewhere under “Risk Factors”, there can be no assurance that such risks will not arise in the future.

Changes to our proposed business strategy or restructuring efforts may increase costs or negatively affect the profitability of our operations

As our business environment evolves, we may need to modify our strategies or restructure our operations, business, or assets in existence at the time in response. Implementing such changes may result in additional costs, and we may be required to write down or dispose of certain assets. These actions could increase our expenses and may lead to significant charges related to asset impairments.

The market demand for the minerals we may recover remains uncertain

Between the discovery of a mineral deposit and the eventual sale of extracted minerals, global and local market prices may fluctuate significantly, which could negatively impact the economic viability of the project. Furthermore, although ownership interests in a deposit may be sold earlier, there is no assurance that buyers will be available or that such interests can be sold at favorable, competitive prices.

Deep Sea Minerals Corp.

(Formerly “Copperhead Resources Inc.”)

Revised Management’s Discussion and Analysis

For the Year ended December 31, 2025

Estimates of mineral resources are inherently uncertain and may not be precise

The estimation of mineral resources is inherently imprecise, and the reliability of such estimates depends on the quantity and quality of available data, the assumptions applied, and the judgments made when interpreting geological and engineering information and forecasting future capital and operating costs. Considerable uncertainty exists in any reserve or resource estimate, and the actual economic outcomes of developing or mining a subsea deposit may differ significantly from these estimates as additional data are obtained or interpretations evolve.

Estimated mineral resources may be materially affected by additional factors

In addition to the uncertainties inherent in estimating mineral resources, a variety of other factors may negatively impact estimated resources and reserves. These factors may include, but are not limited to, metallurgical characteristics, environmental considerations, permitting requirements, legal or title issues, taxation, socio-economic conditions, market factors, political developments, commodity price fluctuations, and capital or operating costs. Any of these or other adverse influences may reduce or eliminate estimated mineral reserves or resources and could materially affect our proposed business, and future prospects, operating results, cash flows, financial condition and corporate reputation.

Our future insurance coverage may not adequately protect us against all risks of our proposed business

Although we will seek to insure certain key operational risks, there is no assurance that our insurance coverage will be sufficient, that coverage will be available when needed, that we will be able to obtain policies when desired, or that insurance will be offered on commercially reasonable terms. We may also be unable to anticipate every risk that requires insurance. While some risks to our future marine assets, such as specific loss or damage scenarios, may be insurable, we may not have coverage for events such as government seizure or detention of those assets. Any permanent or temporary loss of our marine assets, along with the resulting business interruption and without adequate insurance compensation, could significantly affect our financial performance and operational capabilities.

We may face litigation risks

From time to time, the Company may become involved in claims, legal proceedings, or complaints arising in the ordinary course of business. The outcome or likelihood of success in these matters cannot be reliably predicted. Unfavourable results in one or more of these proceedings could result in significant monetary damages or injunctive relief that may impair the Company’s ability to operate. Even where the Company is successful, such proceedings can be costly, time-consuming, and may divert management and key personnel from ongoing business activities.

We may be vulnerable to short selling strategies

Short sellers may engage in manipulative practices aimed at driving down the market price of our Common Shares. Short selling involves selling securities that the seller does not own but has borrowed, with the expectation of repurchasing the same securities later at a lower price and profiting from the difference. Because short sellers benefit when a share price declines, some may publish, or facilitate the publication of, negative commentary about an issuer or its business prospects to create downward pressure on the share price.

With the widespread use of the internet and modern publishing tools, individuals can easily circulate critical reports or analyses that appear similar to traditional investment research. These publications may challenge a company’s credibility, strategy, or operations and can lead to significant selling activity, particularly for issuers with low trading volumes or higher volatility.

Such short seller publications are generally not subject to regulatory oversight or formal verification requirements. As a result, the opinions and claims they contain may include distortions, omissions, or, in some instances, entirely fabricated information. Because the risks associated with publishing this material are limited and the potential financial rewards can be substantial, it is likely that such short seller activity will continue.

Deep Sea Minerals Corp.

(Formerly “Copperhead Resources Inc.”)

Revised Management’s Discussion and Analysis

For the Year ended December 31, 2025

We may encounter risks associated with business expansion and integration

The Company’s success will depend, in part, on our ability to grow our proposed business in response to evolving technologies, customer needs, and competitive pressures. To support this growth, we may pursue acquisitions of complementary intellectual property, businesses, solutions, or technologies. Identifying suitable acquisition targets can be difficult, time-consuming, and costly, and we may not be able to complete acquisitions we pursue. Moreover, we may face challenges in integrating the operations, technologies, solutions, personnel, or business practices of any acquired entity. Acquisitions may also require us to enter new geographic regions or business areas in which we have limited or no prior experience.

Moreover, the anticipated benefits of any acquisition, investment or business relationship may not be realized or the Company may be exposed to unknown liabilities. For one or more of those transactions, the Company may:

●	issue additional equity securities that would dilute the holders of Common Shares;

●	use cash that the Company may need in the future to operate its business;

●	incur debt on terms unfavorable to the Company or that the Company is unable to repay;

●	incur large charges or expenses or assume substantial liabilities;

●	encounter difficulties retaining key employees of the acquired companies or integrating technologies; and

●	become subject to adverse tax consequences, substantial depreciation or deferred compensation charges.

Any of these risks could harm the Company’s business and operating results.

Forward-Looking Statements

This MD&A contains certain forward-looking statements and forward-looking information (collectively, “forward-looking statements”) that relate to the Company’s current expectations and views of future events. In some cases, these forward-looking statements can be identified by words or phrases such as “may”, “might”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “plan”, “indicate”, “seek”, “believe”, “predict” or “likely”, or the negative or grammatical variations of these terms, or other similar expressions intended to identify forward-looking statements, although not all forward-looking statements include such words. The Company has based these forward-looking statements on its current expectations and projections about future events and financial trends that it believes might affect its financial condition, results of operations, business, prospects and financial needs. Forward-looking statements contained in this MD&A include, but are not limited to, statements about:

●	the Change of Business (as defined herein);

●	the potential benefits, and commercial and technical feasibility, of subsea mineral resource development;

●	our and our future partners’ development and operational plans, including with respect to the planned uses of polymetallic nodules, where and how nodules will be obtained and processed, the expected environmental, social and governance impacts thereof and our plans to assess these impacts and the timing and scope of these plans, including the timing and expectations with respect to our receipt of exploitation contracts and our commercialization plans;

●	the timing and content of the final exploitation regulations of the ISA that will create the legal and technical framework for exploitation of polymetallic nodules in the Clarion-Clipperton Fracture Zone (“CCZ”) of the Pacific Ocean under the 1982 United Nations Convention on the Law of the Sea (“UNCLOS”);

●	government regulation of mineral extraction from the deep seafloor and changes in mining laws and regulations;

Deep Sea Minerals Corp.

(Formerly “Copperhead Resources Inc.”)

Revised Management’s Discussion and Analysis

For the Year ended December 31, 2025

●	technical, operational, environmental, social and governance risks of acquiring, developing and deploying equipment to collect and ship polymetallic nodules at sea, and to process such nodules on land;

●	the sources and timing of potential revenue, if any, as well as the timing and amount of estimated future production, costs of production, other expenses, capital expenditures and requirements for additional capital;

●	cash flow provided by operating activities;

●	the expected activities of our future partners under our key strategic relationships;

●	the sufficiency of our cash on hand to meet our working capital and capital expenditure requirements, the need for additional financing and our ability to continue as a going concern;

●	our ability to raise financing in the future, the nature of any such financing and our plans with respect thereto;

●	any litigation to which we are or become a party;

●	claims and limitations on insurance coverage;

●	our plans to mitigate our material weakness in our internal control over financial reporting;

●	geological, metallurgical and geotechnical studies and opinions;

●	mineral resource estimates, and our ability to define and declare reserve estimates;

●	our status as an emerging growth company; and

●	our expected financial performance.

This forward-looking information and other forward-looking information are based on our opinions, estimates and assumptions in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we currently believe are appropriate and reasonable in the circumstances. Despite a careful process to prepare and review the forward-looking information, there can be no assurance that the underlying opinions, estimates and assumptions will prove to be correct. Material factors underlying forward-looking information and management’s expectations include certain assumptions in respect of: favourability of operation conditions; the receipt of necessary third party approvals, licences or permits on favourable terms; availability of equipment; our ability to obtain financing on acceptable terms; currency exchange and interest rates; the impact of competition; the changes and trends in our industry and the global economy; changes in laws, rules, regulations and global standards; our ability to build our market share; our ability to retain key personnel; transaction opportunities, exploration potential, and precious metals prices.

The forward-looking information in this MD&A is necessarily based on a number of opinions, estimates and assumptions that we considered appropriate and reasonable as of the date of this MD&A. It is also subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking information, including but not limited to the risk factors and uncertainties described under “Risk Factors” herein, as well as capital requirements and financing risk; permit and licensing risk; regulatory approvals for production; resource and property rights risk; continued operating losses; general business risk; legal, political, and civil instability; extensive government regulation; operational risks of subsea development; natural hazard risk; asset seizure or forced sale risk; equipment failure and technological obsolescence; dependence on key personnel; reliance on consultants and contractors; strategic changes and restructuring risk; uncertain market demand for minerals; mineral sales and disposition delays; uncertainty of mineral resource estimates; additional factors impacting resource estimates; inadequate insurance coverage; litigation exposure risk; vulnerability to short selling; and business expansion and integration risks. If any of these risks or uncertainties materialize, or if the opinions, estimates or assumptions underlying the forward-looking information prove incorrect, actual results or future events might vary materially from those anticipated in the forward-looking information. The risks, uncertainties, opinions, estimates and assumptions referred to above and described in greater detail under “Risk Factors” should be considered carefully by readers.

Deep Sea Minerals Corp.

(Formerly “Copperhead Resources Inc.”)

Revised Management’s Discussion and Analysis

For the Year ended December 31, 2025

Although we have attempted to identify important risk factors that could cause actual results or future events to differ materially from those contained in forward-looking information, there may be other risk factors not presently known to us or that we presently believe are not material that could also cause actual results or future events to differ materially from those expressed in such forward-looking information. There can be no assurance that such information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on forward-looking information, which speaks only as of the date of this MD&A. The forward-looking information contained in this MD&A represents our expectations as of the date of this MD&A (or as of the date they are otherwise stated to be made) and is subject to change after such date. We disclaim any intention or obligation or undertaking to update or revise any forward-looking information whether as a result of new information, future events or otherwise, except as required under applicable Canadian securities legislation.

All of the forward-looking information contained in this MD&A is expressly qualified by the foregoing cautionary statements. Investors should read this entire MD&A and consult their own professional advisors to ascertain and assess the income tax, legal, risk factors and other aspects of their potential investment in the Company.

Disclosure of Internal Controls over Financial Reporting

Management has established processes to provide them sufficient knowledge to support representations that they have exercised reasonable diligence that (i) the financial statements do not contain any untrue statement of material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it is made, as of the date of and for the periods presented by the financial statements; and (ii) the financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Company, as of the date of and for the periods presented.

In contrast to non-venture issuers, this MD&A does not include representations relating to the establishment and maintenance of disclosure controls and procedures (“DC&P”) and internal control over financial reporting (“ICFR”). In particular, management is not making any representations relating to the establishment and maintenance of: controls and procedures designed to provide reasonable assurance that information required to be disclosed by the Company in its filings or other reports or submitted under securities legislation is recorded, processed, summarized and reported within the time periods specified in securities legislation; and a process to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. Investors should be aware that inherent limitations on the ability of management of the Company to design and implement on a cost-effective basis DC&P and ICFR may result in additional risks to the quality, reliability, transparency and timeliness of filings and other reports provided under securities legislation.

Management’s Responsibility for Financial Information

Management is responsible for all information contained in this MD&A. The Company’s consolidated financial statements have been prepared in accordance with IFRS and include amounts based on management’s informed judgments and estimates. The financial and operating information included in this MD&A is consistent with that contained in the 2025 Financials in all material aspects.

The Audit Committee has reviewed the 2025 Financials and this MD&A with management of the Company. The Board has approved the 2025 Financials and this MD&A on the recommendation of the Audit Committee.